Inuvo Posts Record First Quarter 2016 Revenue Increasing 40% Year-Over-Year

Little Rock, AR, April 27, 2016 -- Inuvo, Inc. (NYSE MKT: INUV), an advertising technology and digital publishing company, today announced record financial results for the three months ended March 31, 2016 of $18.7 million, an increase of 40% year-over-year.

“We are excited to report yet another strong quarter growing revenue 40% and delivering non-GAAP diluted EPS of $0.03,” stated Rich Howe, Chairman and CEO of Inuvo. “We continue to realize the vision we laid out for our shareholders almost two years ago; strong growth, profitability and cash generation. Our investment in SearchLinks is starting to hit its stride, attracting many new customers this quarter. Our confidence in its ability to contribute materially to our on-going performance is growing.”

First Quarter 2016 Financial Highlights

•	Revenue increased 40% to $18.7 million as compared to $13.4 million for the same period in 2015.

◦	Partner Network revenue was $5.3 million compared to $7.6 million due to acquired websites that are now accounted for in the Owned and Operated Network and were in the Partner Network last year.

◦	Owned and Operated Network revenue was up 130% to $13.4 million from $5.8 million.

•
GAAP net income was $374 thousand or $0.02 per diluted share compared to $626 thousand or $0.03 per diluted share in the same quarter last year. Last year’s net income included an income tax benefit of $406 thousand or $0.02 per diluted share due to a favorable settlement of a tax dispute.

•	Non-GAAP EPS was $0.03 per diluted share compared to $0.01 per diluted share in the same quarter last year.

•	Operating income improved 61% to $403 thousand for the quarter versus $251 thousand for the same quarter last year.

•	For the first quarter of 2016, Adjusted EBITDA, a non-GAAP financial measure improved 93% to $1.3 million versus $674 thousand for the same quarter last year.

•
Cash balance increased 4% since December 31, 2015 to $4.4 million dollars at March 31, 2016. The current ratio also improved to .93 at March 31, 2016 from .88 at December 31, 2015. There was no bank debt at March 31, 2016.

•	Renewed a significant contract with a major advertising partner for another two years.

The Inuvo business is managed along two segments, the Partner Network and the Owned and Operated Network. The Partner Network facilitates transactions between advertisers and our partners' websites and applications. The Owned and Operated Network designs, builds and markets mobile-ready consumer websites and applications mainly under the ALOT brand. Both segments utilize the company’s ad delivery software as a service (SaaS) technologies.

Financial results for the three-month period ended March 31, 2016
Net revenues for the three months ended March 31, 2016, were $18.7 million compared to $13.4 million for the three months ended March 31, 2015. Revenue in our Partner Network was $5.3 million in the first quarter of 2016 compared to $7.6 million in the same quarter last year. The reason for the lower revenue in the Partner Network is partially due to the exclusion of revenue from sites acquired by the Company earlier in 2015 which is now accounted for in the Owned and Operated Network. Revenue in our Owned and Operated Network was $13.4 million in the first quarter of 2016 compared to $5.8 million in the same quarter last year. The increased revenue in the Owned & Operated Network is from additional advertisements served to a growing user base of our owned and operated web properties. The increase in advertisements served and users was due in part to increased marketing of our owned and operated web properties, expanded verticals and content, and contribution from former Partner Network sites that the Company acquired in 2015. In addition, net revenue benefited from an adjustment to the accrued sales allowance. Operating expenses increased from $7.1 million in the first quarter of 2015 to $14.0 million in the same quarter this year, due primarily to higher marketing expenses commensurate with growth within the Owned and Operated Network.

For the quarter ended March 31, 2016, non-GAAP net income was $710 thousand or $0.03 per diluted share compared to $248 thousand or $0.01 per diluted share last year. GAAP net income during the same period was $374 thousand or $0.02 per diluted share compared to $626 thousand, or $0.03 per diluted share, for the quarter ended March 31, 2015. GAAP net income in the 2015 period included an income tax benefit of $406 thousand due to a favorable settlement of a tax dispute.

Balance Sheet as of March 31, 2016
At March 31, 2016, cash and cash equivalents totaled $4.4 million and there was no bank debt.

Conference Call Information
Date: Wednesday, April 27, 2016
Time: 4:15 p.m. EDT
Domestic Dial-in number: 1-888-500-6950
International Dial-in number: 1-719-325-2491
Live webcast: http://public.viavid.com/index.php?id=119279
In addition, the call will be webcast on the Investor Relations section of the Company's website at http://investor.inuvo.com/events_and_presentations where it will also be archived for 45 days. A telephone replay will be available through May 11, 2016. To access the replay, please dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international). At the system prompt, enter the code 4727148 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV) is an advertising technology and digital publishing business that serves hundreds of millions of income generating ads monthly across a network of websites and apps serving desktop, tablet and mobile devices. To learn more about Inuvo, please visit www.inuvo.com or download our app for Apple iPhone or for Android.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2015 and our most recent Form 10-Q. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com
or
Investor Relations
Capital Markets Group
Alan Sheinwald or Valter Pinto
914-669-0222
alan@CapMarketsGroup.com

Non-GAAP Financial Measures

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA”, “Non-GAAP net income” and “Non-GAAP EPS”.

Adjusted EBITDA, Non-GAAP net income and Non-GAAP EPS are not measures of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA, Non-GAAP net income and Non-GAAP EPS are useful to investors in evaluating the Company’s performance because they are commonly used financial analysis tools for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA, Non-GAAP net income and Non-GAAP EPS offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net income, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

We define Adjusted EBITDA as net income from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, and (iv) stock-based compensation. We define Non-GAAP net income as net income from continuing operations plus (i) stock-based compensation and less (ii) an income tax benefit from settlement of a tax dispute and (iii) an adjustment to the income tax provision for stock-based compensation. We define Non-GAAP EPS as Non-GAAP net income as defined above divided by the weighted average diluted shares outstanding at the end of the periods reported. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, Non-GAAP net income, and Non-GAAP EPS, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of these metrics should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

INUVO, INC.

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(Unaudited)
	Three Months Ended
	March 31,	March 31,
	2016	2015
Income from continuing operations before taxes	$379,399	$199,598
Interest expense, net	23,608	51,161
Depreciation	306,268	172,382
Amortization	234,294	198,501
Stock-based compensation	359,338	51,924

Adjusted EBITDA	$1,302,907	$673,566

INUVO, INC. RECONCILIATION OF NET INCOME FROM CONTINUING OPERATIONS TO NON-GAAP NET INCOME
(Unaudited)
	Three Months Ended
	March 31,	March 31,
	2016	2015
Net income from continuing operations	$372,164	$606,051
Stock-based compensation	359,338	51,924
Income tax benefit from settlement	-	(406,453)
To adjust the provision for income taxes to reflect an effective rate of 5.9%	(21,201)	(3,064)

Non-GAAP net income	$710,301	$248,458

INUVO, INC. RECONCILIATION OF GAAP EPS FROM CONTINUING OPERATIONS TO NON-GAAP EPS
(Unaudited)
	Three Months Ended
	March 31,	March 31,
	2016	2015
Net income from continuing operations per diluted share (GAAP EPS)	$0.02	$0.03
Stock-based compensation	0.01	-
Income tax benefit from settlement	-	(0.020)
To adjust the provision for income taxes to reflect an effective rate of 5.9%	-	-

Non-GAAP net income per diluted share (non-GAAP EPS)	$0.03	$0.01

Weighted average diluted shares outstanding	24,566,288	24,240,258